EXHIBIT 4.2

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED INDENTURE

          THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED INDENTURE (this "Amendment") is made as of the 12th day of January, 2004, by and between FOUNDATION CAPITAL RESOURCES, INC., a Georgia corporation (the "Issuer"), and RELIANCE TRUST COMPANY, a Georgia trust company, as trustee (the "Trustee").

BACKGROUND:

          WHEREAS, as of October 1, 2003, the Issuer and the Trustee entered into that certain Second Amended and Restated Indenture relating to the Issuer's Certificates of Indebtedness, Series A, B, C and D (the "Indenture").

          WHEREAS, the Issuer and the Trustee desire to amend the Indenture to eliminate the requirement that the Trustee obtain an endorsement to any lender's title insurance policies in favor of the Issuer and to modify the definition of Required Documentation in the Indenture.

          NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1.     Definitions. All terms not otherwise defined in this Amendment shall have the same meaning as defined in the Indenture, unless the context shall require otherwise.

          SECTION 2.     Amendment. The Indenture is hereby amended to delete subsections (a), (b) and (c) of the definition of "Required Documentation" in Section 1.01 of the Indenture and replace it with the following:

          ""Required Documentation": means

          (a)     with respect to a Mortgage Loan that is secured by real property, the mortgage note or other evidence of indebtedness secured by the mortgage endorsed without recourse in blank or to the Trustee or other custodian and accompanied by an assignment thereof and any assumption or modification agreements relating thereto together with (i) a copy of the mortgage, deed of trust, deed to secure debt or similar security instruments encumbering real property and related documentation, with evidence of recording or filing thereof, in each case accompanied by an original assignment thereof, executed in blank or to the Trustee or other custodian, with evidence of recording or filing thereof; and (ii) a copy of the ALTA lender's title insurance policy (or, if not yet available, a preliminary title report which will be acceptable for a period of 60 days following the Delivery of such mortgage) stating that the mortgage constitutes a valid lien on the premises described in such mortgage (which policy or title report may be subject to exceptions for permitted tax liens and other matters to which like properties are commonly subject which neither individually nor in the aggregate materially interfere with the benefits of the security interest intended to be provided by such mortgage and standard exceptions and exclusions from mortgage title insurance policies);

          (b)     with respect to a Mortgage Loan that is secured by mortgage bonds, the bond collateralized note together with other evidence of indebtedness secured by the mortgage endorsed without recourse in blank or to the Trustee or other custodian and accompanied by an assignment thereof and any assumption or modification agreements relating thereto; and

          (c)     with respect to a mortgage bond, the certificated mortgage bonds duly assigned in blank to the Trustee and the book-entry mortgage bonds which have been collaterally assigned to the Trustee and the registrar thereof has confirmed the entry of the interest of the Trustee on its bond registry."

          SECTION 3.     No Other Amendments. Except for the amendment set forth above, the text of the Indenture shall remain unchanged and in full force and effect. The Indenture and this Amendment shall be construed together as a single instrument.

          SECTION 4.     Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same Amendment.

          SECTION 5.     Severability. Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 6.     Headings. Headings used in this Amendment are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

          SECTION 7.     Terminology. All personal pronouns used in this Amendment, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Sections in this Amendment are for convenience only, and neither limit nor amplify the provisions of this Amendment.

          SECTION 8.     Entire Indenture; Amendments. This Amendment and the Indenture represent the entire Indenture between the Issuer and the Trustee with respect to the subject matter of this transaction. No amendment or modification of the terms and provisions of this Amendment shall be effective unless in writing and signed by the Trustee and the Issuer.

          SECTION 9.     Effective Date. This Amendment shall be deemed effective as of the date first set forth above.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

Signed, sealed and delivered in the presence of:	ISSUER:

FOUNDATION CAPITAL RESOURCES, INC., a Georgia corporation
/s/ Douglas Veazey
Unofficial Witness	By: /s/ A.J. Braswell
Name: A.J. Braswell
Title: C.E.O.
/s/ Sharon P. Martin
Notary Public

[NOTARIAL SEAL]

Commission Expiration Date:

February 21, 2008

Signed, sealed and delivered in the presence of:	TRUSTEE:

RELIANCE TRUST COMPANY, a Georgia trust company
/s/ Kerrie K. Bernard
Unofficial Witness	By: /s/ Michael E. Green
Name: Michael E. Green
Title: Senior Vice President
/s/ Carole M. Clarke
Notary Public

[NOTARIAL SEAL]

Commission Expiration Date:

January 7, 2007